Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use by SandRidge Energy, Inc. (the “Company”), of our name and to the inclusion of information taken from the reports listed below in the Company’s Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2013, including any amendments thereto, filed with the U.S. Securities and Exchange Commission on or about January 8, 2015, as well as to the incorporation by reference thereof into the Company’s Registration Statements on Form S-3 (File Nos. 333-184561-01; 333-184562-01; 333-180781 and 333-173185) and Registration Statements on Form S-8 (File Nos. 333-185440; 333-177004; 333-160527; 333-155441 and 333-148299):

December 31, 2013, SandRidge Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case

CAWLEY, GILLESPIE & ASSOCIATES, INC.

J. Zane Meekins
Executive Vice President

Fort Worth, Texas
January 8, 2015